Exhibit 99

VIACOM REPORTS RECORD FIRST QUARTER 2003 RESULTS

•	Revenues Up 7% and Operating Income Increased 14%
•	Net Earnings Up 26% and Earnings Per Share Increased 24% (Before Cumulative Effect of Change in Accounting Principle)

New York, New York, April 22, 2003—Viacom Inc. (NYSE: VIA and VIA.B) today reported record results for the first quarter ended March 31, 2003.

For the first quarter of 2003, Viacom revenues increased 7% to a record $6.05 billion from $5.67 billion for the same quarter last year, led by 14% growth in Video and 13% growth in Cable Networks segments. Operating income increased 14% to a record $987 million from $866 million, led by double-digit growth in Cable Networks, Television and Video segments.

First quarter 2003 net earnings before cumulative effect of change in accounting principle increased 26% to $462 million, or $.26 per share, from $367 million, or $.21 per share, in the same quarter last year. The Company's first quarter net earnings were $443 million, or $.25 per diluted share, versus a net loss of $1.11 billion, or a loss of $.63 per diluted share, for the same prior-year period.

The Company's EBITDA (operating income before depreciation and amortization of $241 million) in the first quarter of 2003 increased 12% to a record $1.23 billion from $1.09 billion. Free cash flow for the first quarter of 2003 was $592 million versus $380 million for the same prior-year period. The increase in free cash flow was principally due to earnings growth and lower payments for interest, taxes and working capital versus the first quarter of 2002. Free cash flow reflects the Company's net cash flow provided by operating activities of $699 million less capital expenditures of $108 million.

Sumner M. Redstone, Chairman and Chief Executive Officer of Viacom, said, "Viacom is off to a strong start in 2003, with high single-digit revenue increases, double-digit gains in operating income and a 26% increase in net earnings in the first quarter. Additionally, we continue to generate strong levels of free cash flow, in line with our goal to convert a significant amount of our earnings into free cash flow. Our ability to deliver results to shareholders speaks to the quality and diversity of our business lines as well as the superior performance of our management team. These factors, supported by our strong balance sheet, will continue to drive our results for the rest of 2003 and beyond."

Mel Karmazin, President and Chief Operating Officer of Viacom, said, "We began 2003 as we ended 2002, with record results and excellent prospects for continued growth. Once again, the strength of Viacom's Cable Networks and Television operations, which turned in operating income gains of 21% and 13%, respectively, paced the Company's growth. Our Video operations also turned in an outstanding performance in the quarter with 25% operating income growth. Cable Networks and Television drove a 6% overall increase in Viacom's first quarter advertising revenues—an outstanding accomplishment, particularly in light of the continuing economic challenges and the absence of significant contributions from our Radio and Outdoor businesses. As contributions from Radio and Outdoor grow, shareholders will benefit from the full strength of Viacom's assets. This, along with the continued superior performance of our other segments and the prospect of a promising television upfront sales season, will keep us on track to deliver strong results for the full year."

Business Outlook

Based on first quarter results, the Company continues to believe it is on track to deliver mid-single digit revenue growth resulting in double-digit EBITDA growth and mid-teen growth in operating income and earnings per share for the full year 2003.

Consolidated Results (First Quarter 2003 versus First Quarter 2002)

The following table sets forth the revenue sources of the Company and the percentage that each type contributes to consolidated revenues for the first quarter of 2003 and 2002.

	Percentage of Total Revenues
	First Quarter
Revenues by Type
	2003	2002
Advertising sales	44%	45%
Rental/retail sales	25	23
Affiliate fees	10	10
TV license fees	6	6
Feature film exploitation	7	9
Other(a)	8	7

Total	100%	100%

(a)
Other primarily includes revenues from publishing, theme park operations, movie theaters, royalties and fees.

Segment Results (First Quarter 2003 versus First Quarter 2002)

The Company is a diversified worldwide entertainment company with six reportable segments: (i) Cable Networks, (ii) Television, (iii) Radio, (iv) Outdoor, (v) Entertainment and (vi) Video. Beginning January 1, 2003, the Company operates Infinity as two segments, Radio and Outdoor. Certain prior-period information has been reclassified to conform to the current segment presentation.

Cable Networks revenues are generated primarily from advertising sales and affiliate fees. Television, Radio and Outdoor revenues are generated primarily from advertising sales. Television also generates revenues from television license fees. Entertainment revenues are generated primarily from feature film exploitation, publishing, movie theaters and theme park operations. Video generates revenues from its rental and retail operations of videocassettes (VHS), DVDs and games.

The following table presents Viacom's first quarter 2003 and 2002 revenues by segment.

	Revenues
	First Quarter		Better/ (Worse)%
	2003	2002
(dollars in millions)
Cable Networks	$1,168.2	$1,031.2	13%
Television	1,924.5	1,850.8	4
Radio	443.8	451.3	(2)
Outdoor	378.3	348.2	9
Entertainment	798.2	772.2	3
Video	1,517.8	1,326.0	14
Eliminations	(180.0)	(107.5)	(67)

Total Revenues	$6,050.8	$5,672.2	7%

The table below presents Viacom's first quarter 2003 and 2002 operating income by segment.

	Operating Income
	First Quarter		Better/ (Worse)%
	2003	2002
(dollars in millions)
Cable Networks	$432.2	$356.1	21%
Television	242.6	214.4	13
Radio	190.6	189.7	—
Outdoor	25.4	25.6	(1)
Entertainment	21.5	42.4	(49)
Video	148.7	119.4	25

Segment Total	1,061.0	947.6	12

Corporate expenses	(30.1)	(30.0)	—
Eliminations	(7.5)	(30.1)	75
Residual costs	(36.6)	(22.0)	(66)

Total Operating Income	$986.8	$865.5	14%

Cable Networks (MTV Networks, including MTV, VH1, Nickelodeon/Nick at Nite, TV Land, TNN and CMT; BET; and Showtime Networks Inc.)

For the quarter, Cable Networks revenues increased 13% to $1.17 billion from $1.03 billion, led by a 17% increase in advertising revenues with growth of 18% at MTV Networks and 13% at BET. Cable Networks affiliate fees grew by 6%. Operating income for Cable Networks increased 21% to $432 million from $356 million. Showtime subscriptions increased year-over-year by approximately 2.9 million, or 9%, to 35.0 million subscriptions at March 31, 2003. Cable Networks EBITDA increased 19% to $480 million from $403 million.

Television (CBS and UPN Television Networks and Stations; Television Production and Syndication)

For the quarter, Television revenues increased 4% to $1.92 billion from $1.85 billion, and operating income increased 13% to $243 million from $214 million principally driven by advertising revenue growth of 6%. CBS and UPN Networks combined delivered 3% higher advertising revenues, with 17% increases in primetime partially offset by lower sports revenues. The decrease in sports revenues was principally due to the timing of the National Semifinals of the NCAA Men's Basketball Championship Tournament, which aired in the second quarter of 2003 versus the first quarter last year. Additionally, the NCAA basketball tournament was impacted by pre-emptions for war coverage and overall viewers declined due to the focus overseas. The Stations group delivered 15% higher advertising revenues, of which 10% was contributed by KCAL—TV Los Angeles, acquired in May 2002. On a same-station basis, 5% revenue growth was achieved despite the timing of the NCAA semifinals and the impact of the war in Iraq. Syndication revenues decreased as higher revenues from The Dr. Phil Show were more than offset by lower syndication library revenues as the prior year included The Andy Griffith Show and Happy Days. Television EBITDA increased 13% to $280 million from $248 million.

Radio (Radio Stations)

For the quarter, Radio revenues decreased 2% to $444 million from $451 million, and operating income increased slightly to $191 million from $190 million. While revenues grew 6% in its other 30 markets in the quarter, Radio's results were impacted by softness in its top 10 markets where revenues were flat. Excluding transactions with Westwood One, an affiliated company, Radio revenues would have increased 2% for the quarter. Radio EBITDA was flat at $198 million versus the prior year.

Outdoor (Outdoor Advertising Properties)

        For the quarter, Outdoor revenues increased 9% to $378 million from $348 million, and operating income decreased slightly to $25 million from $26 million in the prior year. Outdoor revenue increases were due to higher billboard revenues from its North American properties as well as favorable exchange rates. Outdoor's operating income declined primarily due to higher expenses associated with guarantees for transit contracts and higher billboard rent. Outdoor EBITDA increased 1% to $78 million from $77 million.

Entertainment (Paramount Pictures, Simon & Schuster, Paramount Parks, Famous Players and Famous Music Publishing)

For the quarter, Entertainment revenues of $798 million increased 3% from $772 million for the same prior-year period, and operating income of $22 million decreased from $42 million. Revenue increases principally reflected higher Features and Publishing revenues. Features revenues were higher principally due to increases in domestic pay television, worldwide home video and syndication revenues partially offset by lower international theatrical and pay television revenues. First quarter 2003 domestic theatrical releases included How to Lose A Guy in 10 Days, The Hunted and The Core. Simon & Schuster's key first quarter 2003 titles were The Laws of Money, The Lessons of Life by Suze Orman and The Second Time Around by Mary Higgins Clark. Entertainment operating income decreased principally resulting from increased print and advertising costs. Entertainment EBITDA decreased to $51 million from $71 million.

Video (Blockbuster)

        For the quarter, Video revenues of $1.52 billion increased 14% from $1.33 billion, and operating income increased 25% to $149 million from $119 million for the same prior-year period. Revenue increases were driven by 5.3% higher worldwide same store revenues primarily resulting from same store revenue growth of 29.6% in retail and 1.1% in rental. Domestic same store revenues increased 6.9% while International same store revenues declined slightly for the quarter. First quarter 2003 results benefited from an exceptionally strong film slate as well as from the absence of the Winter Olympics. Blockbuster ended the quarter with 8,617 worldwide company-owned and franchise stores, a net increase of 590 stores over the first quarter of 2002. Video EBITDA increased 20% to $210 million from $175 million.

Corporate Expenses/Eliminations

        For the quarter, Corporate expenses, including depreciation, remained flat at $30 million compared with the prior-year period. Eliminations of $8 million for the quarter principally reflected profit elimination of sales of feature films to cable networks while prior year eliminations of $30 million also reflected profit elimination of sales of television product to cable networks.

Residual Costs

        Residual costs primarily include pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses. For the quarter, residual costs increased to $37 million versus $22 million, principally due to actuarial losses from a lower discount rate and a decline in expected rate of return on plan assets.

  Other Matters

        Effective January 1, 2003, the Company adopted SFAS No. 143 "Accounting for Asset Retirement Obligations" which requires the capitalization of the fair value of legal obligations for asset retirement costs as part of the total cost of the related long-lived asset and the subsequent allocation of such costs over the estimated life of the asset using a systematic and rational method. As a result of the adoption, the Company recorded a charge of $19 million reflected as a cumulative effect of a change in accounting principle in the statement of operations.

        Effective first quarter 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," and recorded an impairment charge net of minority interest of approximately $1.5 billion related to Blockbuster's goodwill, reflected as a cumulative effect of a change in accounting principle.

        For the quarter ended March 31, 2003, the Company purchased approximately 3.4 million shares of its Class B Common Stock for approximately $142 million under its stock purchase program, leaving $2.7 billion remaining under the current $3.0 billion purchase program.

        Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, and music. Viacom's well-known brands include CBS, MTV, Nickelodeon, VH1, BET, Paramount Pictures, Viacom Outdoor, Infinity, UPN, TNN (to be renamed Spike TV in June), TV Land, CMT: Country Music Television, Showtime, Blockbuster, and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.

Cautionary Statement Concerning Forward-looking Statements

        This news release contains both historical and forward-looking statements. All statements, including Business Outlook, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company's current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements. The following important factors, among others, could affect future results, causing these results to differ materially from those expressed in our forward-looking statements: advertising market conditions generally; changes in the public acceptance of the Company's programming; changes in technology and its effect on competition in the Company's markets; changes in the Federal Communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company's businesses generally; and other factors described in the Company's previous news releases and filings made under the securities laws. The forward-looking statements included in this document are made only as of the date of this document and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Carl D. Folta	Martin Shea
Senior Vice President, Corporate Relations	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6515
carl.folta@viacom.com	marty.shea@viacom.com
Susan Duffy	James Bombassei
Vice President, Corporate Relations	Vice President, Investor Relations
(212) 258-6347	(212) 258-6377
susan.duffy@viacom.com	jim.bombassei@viacom.com

VIACOM INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended March 31,
	2003	2002
Revenues	$6,050.8	$5,672.2

Operating income	986.8	865.5
Other income (expense):
Interest expense, net	(189.8)	(205.2)
Other items, net	12.4	9.0

Earnings before income taxes	809.4	669.3
Provision for income taxes	(330.2)	(274.4)
Equity in loss of affiliated companies, net of tax	—	(14.1)
Minority interest, net of tax	(17.6)	(13.4)

Net earnings before cumulative effect of change in accounting principle	461.6	367.4
Cumulative effect of change in accounting principle, net of minority interest and tax	(18.5)	(1,480.9)

Net earnings (loss)	$443.1	$(1,113.5)

Basic earnings (loss) per common share:
Net earnings before cumulative effect of change in accounting principle	$.26	$.21
Cumulative effect of change in accounting principle, net	$(.01)	$(.84)
Net earnings (loss)	$.25	$(.64)
Diluted earnings (loss) per common share:
Net earnings before cumulative effect of change in accounting principle	$.26	$.21
Cumulative effect of change in accounting principle, net	$(.01)	$(.83)
Net earnings (loss)	$.25	$(.63)
Weighted average number of common shares outstanding:
Basic	1,745.9	1,753.5
Diluted	1,761.1	1,778.7

VIACOM INC. AND SUBSIDIARIES
COMPARATIVE FINANCIAL HIGHLIGHTS
(Unaudited; Dollars in millions)

        The Company believes that EBITDA and free cash flow are appropriate measures of evaluating the operating performance of its business segments and the Company on a consolidated basis. EBITDA is defined as operating income (loss) before depreciation and amortization. Free cash flow reflects the Company's net cash flow from operating activities less capital expenditures. EBITDA and free cash flow are primary measures used externally by the Company's investors, analysts, and peers in its industry. The Company believes that EBITDA and free cash flow should be considered in addition to, not as a substitute for or superior to, operating income, net earnings, cash flows, and other measures of financial performance prepared in accordance with generally accepted accounting principles ("GAAP"). As EBITDA and free cash flow are not measures of performance calculated in accordance with GAAP, these measures may not be comparable to similarly titled measures employed by other companies.

        The following tables present total Company EBITDA and per segment EBITDA reconciled to operating income:

	First Quarter
			Better/ (Worse)%
	2003	2002
Segment EBITDA	$1,296.4	$1,171.3	11%
Corporate expenses	(24.3)	(24.3)	—
Eliminations	(7.5)	(30.1)	75
Residual costs	(36.6)	(22.0)	(66)

Total EBITDA	$1,228.0	$1,094.9	12%

Depreciation and amortization	(241.2)	(229.4)	(5)

Total Operating Income	$986.8	$865.5	14%

	First Quarter
			Better/ (Worse)%
	2003	2002
Cable Networks
EBITDA	$479.9	$403.3	19%
Less Depreciation and Amortization	47.7	47.2	(1)

Operating Income	$432.2	$356.1	21%

	First Quarter
			Better/ (Worse)%
	2003	2002
Television
EBITDA	$279.6	$248.1	13%
Less Depreciation and Amortization	37.0	33.7	(10)

Operating Income	$242.6	$214.4	13%

	First Quarter
			Better/ (Worse)%
	2003	2002
Radio
EBITDA	$197.5	$197.5	—%
Less Depreciation and Amortization	6.9	7.8	12

Operating Income	$190.6	$189.7	—%

	First Quarter
			Better/ (Worse)%
	2003	2002
Outdoor
EBITDA	$77.6	$76.5	1%
Less Depreciation and Amortization	52.2	50.9	(3)

Operating Income	$25.4	$25.6	(1)%

	First Quarter
			Better/ (Worse)%
	2003	2002
Entertainment
EBITDA	$51.4	$70.6	(27)%
Less Depreciation and Amortization	29.9	28.2	(6)

Operating Income	$21.5	$42.4	(49)%

	First Quarter
			Better/ (Worse)%
	2003	2002
Video
EBITDA	$210.4	$175.3	20%
Less Depreciation and Amortization	61.7	55.9	(10)

Operating Income	$148.7	$119.4	25%

The following table presents a reconciliation of the Company's net cash flow provided by operating activities to free cash flow:

	First Quarter
	2003	2002
Net cash flow provided by operating activities	$699.4	$471.4
Less capital expenditures	107.9	91.2

Free cash flow	$591.5	$380.2